Exhibit 99.1

PEPSICO REAFFIRMS Q4 AND 2002 EPS TARGETS
AFTER QUAKER SELLS BAGGED CEREAL BUSINESS

PURCHASE, N.Y., Dec. 3, 2002 - Quaker, a unit of PepsiCo, earlier today sold its bagged cereal business to Malt-O-Meal, the market leader in the price competitive value cereal segment, in order to concentrate on its larger, more profitable boxed cereal brands.

PepsiCo subsequently reaffirmed that it expects to achieve its previously-stated targets of 13-14% earnings per share growth for the fourth quarter and full year 2002. For purposes of comparison to 2001, PepsiCo is including operating profit from the bagged cereal business – slightly less than one cent per share – in its 2002 earnings, but not the gain from the sale.

For the full year 2002, bagged cereals are expected to account for about 5% of Quaker's North America food revenues.

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CONTACT: Richard M. Detwiler, Jr. Vice President, Public Relations, 914-253-2725 or
Kathleen Allen Luke, Vice President, Investor
Relations, 914-253-3691 both at PepsiCo.
Website: http://www.pepsico.com
(PEP)